EXHIBIT 99.1
Contact: TomoTherapy Incorporated
Tom Powell, CFO
608-824-2800
TomoTherapy Announces Second Quarter Financial Results
Reports $41.1 Million of Revenue; $34 Million of Equipment Orders
Madison, Wis. — July 30, 2009 — TomoTherapy Incorporated (NASDAQ: TOMO), producer of the Hi·Art® treatment system for advanced radiation therapy, today released financial results for the second quarter ended June 30, 2009.
Second Quarter Results
Second quarter 2009 revenue was $41.1 million, a decrease of 21% from $52.0 million in the second quarter of 2008. The company incurred a net loss attributable to shareholders of $7.1 million, or $0.14 per share, for the second quarter of 2009, compared to a net loss of $6.9 million, or $0.14 per share, for the second quarter of 2008. As of June 30, 2009, the company had $149 million of cash, cash equivalents and short-term investments and minimal debt. During the quarter, there were no borrowings against the company’s $50 million credit line.
As of June 30, 2009, TomoTherapy had a revenue backlog of $145 million, a 7% decrease from its $157 million backlog as of March 31, 2009. The backlog includes $34 million of equipment orders received during the second quarter of 2009, a significant increase from $4 million of orders added in the first quarter. However, the company also removed $18 million of orders from backlog during the quarter due to the age of the orders and the lack of site progress with respect to such orders. None of the orders removed were for competitive reasons. Backlog only includes firm orders that the company believes are likely to ship within the next two years. It does not include any revenue from service contracts, which represents a growing portion of the company’s overall revenue.
“Despite continued tough economic conditions in the second quarter, we made progress against key performance initiatives,” said Fred Robertson, TomoTherapy’s CEO. “In particular, we experienced improved order flow and reported a 34% increase in revenue as compared to the first quarter. We believe that our focus on initiatives to drive order closure is starting to pay off. Additionally, we continue to show improved performance in our service organization as the average direct cost of servicing a unit declined by 15% year-over-year, while year-to-date uptime remains strong at 97.9%. The positive service results along with the higher revenue levels brought second quarter 2009 gross margins up to 21%, a substantial improvement over the first quarter 2009 gross margin of 8%. Finally, we continue our efforts to carefully manage costs, with operating expenses down 23% from the second quarter of last year.”

Robertson added, “Despite marked improvements in certain areas, we recognize that we still have work to do in this challenging economic environment, especially in the U.S. We remain focused on further sharpening and enhancing our sales efforts, while at the same time maintaining strict discipline on the cost side. We are confident in the current benefits of our technology which we firmly believe offers the most advanced and effective system to deliver high-quality cancer care and are committed to realizing our company’s longer-term potential.”
Six-Month Results
For the six months ended June 30, 2009, revenue was $71.7 million, a 21% decrease from $90.9 million for the six months ended June 30, 2008. The company incurred a net loss attributable to shareholders of $20.1 million, or $0.40 per share, for the six months ended June 30, 2009, compared to a net loss of $13.0 million, or $0.26 per share, for the same period last year.
Outlook
Primarily due to the uncertain economic environment, especially as it relates to the timing of new orders, management is lowering its 2009 guidance. Revenue is now expected to be in the range of $155 million to $175 million from the previously announced range of $170 million to $190 million. Management now expects a loss in the range of $0.65 to $0.90 per share in 2009, from the previously announced range of $0.60 to $0.85 per share. The company continues to take a disciplined approach to cash management.
Investor Conference Call
TomoTherapy will conduct a conference call regarding its second quarter 2009 results at 5:00 p.m. ET today, July 30, 2009 (4:00 p.m. CT). To hear a live Webcast or replay of the call, visit the Investor Relations page at TomoTherapy.com, where it will be archived for two weeks. To access the call via telephone, dial 1-866-788-0539 from inside the United States or 1-857-350-1677 from outside the United States, and enter passcode 22586470. The replay can be accessed by dialing 1-888-286-8010 from inside the United States or 1-617-801-6888 from outside the United States and entering passcode 97602768. The telephone replay will be available through 10:59 p.m. CT on Monday, August 3, 2009.

About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi ·Art ® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with radiation therapy to deliver radiation treatment with speed and precision while reducing radiation exposure to surrounding healthy tissue, which can lead to improved patient outcomes. The company’s stock is traded on the NASDAQ Global Select Market under the symbol “TOMO.” To learn more about TomoTherapy, please visit TomoTherapy.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of the company’s technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “should,” “believe,” “outlook,” “expect,” “anticipate” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory agency product clearance and compliance requirements; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to its operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Revenue	$41,080	$52,021	$71,703	$90,921
Cost of revenue	32,565	39,496	60,649	70,178

Gross profit	8,515	12,525	11,054	20,743

Operating expenses:
Research and development	7,020	10,044	12,869	19,569
Selling, general and administrative	11,224	13,635	21,876	24,303

Total operating expenses	18,244	23,679	34,745	43,872

Loss from operations	(9,729)	(11,154)	(23,691)	(23,129)
Other income (expense):
Interest income	695	1,090	1,392	2,864
Interest expense	(15)	(6)	(29)	(17)
Other expense, net	(107)	(82)	(363)	(156)

Total other income	573	1,002	1,000	2,691

Loss before income tax and noncontrolling interests	(9,156)	(10,152)	(22,691)	(20,438)
Income tax benefit	(318)	(1,806)	(418)	(5,920)

Net loss	(8,838)	(8,346)	(22,273)	(14,518)
Noncontrolling interests	1,715	1,485	2,151	1,485

Net loss attributable to shareholders	(7,123)	(6,861)	(20,122)	(13,033)

Loss per common share — basic and diluted	$(0.14)	$(0.14)	$(0.40)	$(0.26)

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30,	December 31,
	2009	2008

ASSETS
Cash and equivalents	$69,207	$65,967
Short-term investments	79,362	88,825
Receivables, net	29,863	41,259
Inventories, net	61,580	63,983
Deferred tax assets	—	496
Prepaid expenses and other current assets	2,811	1,890

Total current assets	242,823	262,420
Property and equipment, net	20,604	22,157
Other non-current assets, net	12,162	11,851

TOTAL ASSETS	$275,589	$296,428

LIABILITIES AND EQUITY
Accounts payable	$9,239	$7,804
Accrued expenses	17,512	18,324
Accrued warranty	4,907	7,431
Deferred revenue	22,689	28,139
Customer deposits	15,842	15,494

Total current liabilities	70,189	77,192
Other non-current liabilities	2,353	3,487

TOTAL LIABILITIES	72,542	80,679

Total shareholders’ equity	196,180	213,594
Noncontrolling interests	6,867	2,155

TOTAL EQUITY	203,047	215,749

TOTAL LIABILITIES AND EQUITY	$275,589	$296,428

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